Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Inquiries: George J. Alburger Jr., Liberty Property Trust, 610-648-1777

Media Contact: Robbie Raffish, 410-430-9705; Robbie@asapr.com

Liberty Property Trust to Acquire Operating Partnership of Cabot Industrial Value Fund III

Malvern, PA — July 31, 2013 — Liberty Property Trust (NYSE: LRY) has entered into a definitive agreement to acquire the operating partnership of Cabot Industrial Value Fund III for a purchase price of $1.475 billion. Including related net transaction expenses and anticipated capital expenditures, the total costs are expected to be approximately $1.5 billion. The transaction is expected to close in October of 2013 and is subject to the satisfaction of customary closing conditions.

When completed, the transaction will increase Liberty’s industrial platform by approximately 23 million square feet and will add 177 properties in 24 new and existing Liberty industrial markets.  Of the total portfolio, approximately 13 million square feet are located in 14 of Liberty’s existing 15 industrial markets, including Chicago, South Florida, Houston, New Jersey, Maryland and Central Pennsylvania.

The remaining approximately 10 million square feet are located in 10 markets in which Liberty does not currently have a presence, including Atlanta, Dallas/Fort Worth and Southern California, which combined comprise 21% of the Cabot square footage. The Cabot Portfolio was 93.3% leased as of May 31, 2013 to 436 tenants.

“This acquisition is a compelling opportunity to increase both the size of Liberty’s industrial platform and its scope,” said William P. Hankowsky, chairman and chief executive officer of Liberty, “With approximately 58% of this portfolio located in Liberty’s current markets and approximately 21% in the target markets of Atlanta, Dallas, and Southern California, we are expanding into three of the top five national industrial markets. So with one transaction we significantly deepen our current industrial presence while extending our footprint to a national level.”

The purchase price consists of the assumption of approximately $230 million of outstanding mortgage debt with a weighted average maturity of seven years with the remainder payable in cash. In concert with this transaction, Liberty has received a commitment for a $1.27 billion senior unsecured bridge loan. It intends to permanently finance the transaction with a combination of debt and equity financing. Liberty also intends to dispose of certain operating properties that are expected to generate approximately $150 million of additional proceeds.

The assets to be acquired are in the following markets:

Existing Liberty Industrial Markets

#	Market	SF
1	Chicago	3,238,000
2	South Florida	1,488,000
3	Houston	1,462,000
4	New Jersey	1,429,000
5	Maryland	1,410,000
6	United Kingdom	1,381,000
7	Central PA	1,148,000
8	Carolinas	439,000
9	Minnesota	438,000
10	Tampa	351,000
11	Richmond	232,000
12	Arizona	149,000
13	Orlando	130,000
14	Southeastern PA/Philadelphia	75,000
	Total	13,370,000

New Liberty Industrial Markets

#	Market	SF
1	Atlanta	2,216,000
2	Dallas/Ft. Worth	1,860,000
3	Cincinnati	1,623,000
4	Indianapolis	1,435,000
5	Columbus	891,000
6	Southern California	671,000
7	Boston	410,000
8	Delaware	263,000
9	Memphis	128,000
10	Seattle/Puget Sound	87,000
	Total	9,584,000

Citigroup and Goldman, Sachs & Co. served as Liberty’s exclusive financial advisors on the acquisition.

About Liberty Property Trust

Liberty is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties.  Liberty’s 81 million square foot portfolio consists of 662 properties providing office, distribution and light manufacturing facilities to 1,700 tenants.

About Cabot Properties, Inc.

Cabot Properties is a private real estate investment firm based in Boston.  The firm is a leading investor, developer and operator of industrial properties throughout North America and the United Kingdom.

Forward Looking Statement

The statements in this release, as well as information included in oral statements, contain statements that are or will be forward-looking, such as statements relating to, among others, the consummation of the acquisition described herein, the consummation and terms of the financing arrangements relating thereto, future asset dispositions, expectations for our financial condition and credit profile, the impact of the acquisition on our portfolio and business and our growth prospects. These forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook” and “goal” or similar expressions. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the company can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of the company. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to financing arrangements and sales of securities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the company and sensitivity of the company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation, including without limitation litigation involving entities that we have a acquired or may acquire, and the potential adverse impact of market interest rates on the market price for the company’s securities.

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